EXHIBIT 99.3.2

Supplemental Description of Transactions in the Shares that were Effected during the Past 60 Days (other than those previously reported on the Original 13D and Amendment No. 1)

Nature of Transaction	Purchaser	Date of Transaction	Amount of Securities	Exercise Price Per Option
Exercise of Call Options	Corvex Master Fund LP	May 18, 2012	2,275,000	$18.00